UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2023

Verona Pharma plc

(Exact name of registrant as specified in its charter)

United Kingdom	001-38067	98-1489389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 More London Riverside

London SE1 2RE

United Kingdom

(Address of principal executive offices) (Zip Code)

+44 203 283 4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.05 per share*	VRNA	The Nasdaq Stock Market LLC (Nasdaq Global Market)

* The ordinary shares are represented by American Depositary Shares (each representing 8 ordinary shares), which are exempt from the operation of Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 27, 2023 (the “Effective Date”), Verona Pharma, Inc. (the “Borrower”), a wholly-owned subsidiary of Verona Pharma plc (the “Company”), entered into a term loan facility of up to $400.0 million (the “Term Loan”), consisting of a term loan advance in an aggregate amount of $50.0 million funded on the Effective Date (the “Term A Loan”), a term loan advance available subject to certain terms and conditions in an aggregate amount of $100.0 million (the “Term B Loan”), a term loan advance available subject to certain terms and conditions in an aggregate amount of $75.0 million (the “Term C Loan”), a term loan advance available subject to certain terms and conditions in an aggregate amount of $75.0 million (the “Term D Loan”) and a term loan advance available in the sole discretion of the lenders and subject to certain terms and conditions in an aggregate amount of $100.0 million (the “Term E Loan”), with Oxford Finance LLC, a Delaware limited liability company, as collateral agent (“Oxford”), and funds managed by Oxford and Hercules Capital, Inc. party thereto (collectively, the “Lenders”). The proceeds of the Term Loan will be used for general corporate and working capital purposes, and a portion of the proceeds of the Term A Loan was used by the Borrower on the Effective Date to repay in full the existing outstanding indebtedness owed by the Borrower and the Company to certain funds managed by Oxford under that certain Loan and Security Agreement, dated as of October 14, 2022, by and among the Borrower, the Company, Oxford Finance Luxembourg S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), as collateral agent and the lenders from time to time party thereto (the “Prior Loan Agreement”).

The Term Loan is governed by a loan and security agreement, dated as of the Effective Date, by and among the Borrower, Oxford and the Lenders (the “Loan Agreement”). The Term B Loan will be available, subject to customary terms and conditions, during the period commencing on the date the Borrower receives approval from the United States Food and Drug Administration for its New Drug Application for ensifentrine through and including the earliest of (i) the date that is 30 days immediately following the date the Borrower receives such approval and (ii) September 15, 2024. The Term C Loan will be available, subject to customary terms and conditions (including the prior borrowing of the Term B Loan), during the period commencing on the later of (i) September 15, 2025 and (ii) prior to September 30, 2025, the achievement by the Company and the Borrower of a specified net sales milestone. The Term D Loan will be available, subject to customary terms and conditions (including the prior borrowing of the Term C Loan), during the period commencing on the later of (i) February 15, 2026 and (ii) prior to March 31, 2026, the achievement by the Company and the Borrower of a specified net sales milestone.

The Term Loan will mature on December 1, 2028. Each advance under the Loan Agreement accrues interest at a floating per annum rate (the “Basic Rate”) equal to (a) the greater of (i) the 1-Month CME Term SOFR (as defined in the Loan Agreement) reference rate on the last business day of the month that immediately precedes the month in which the interest will accrue and (ii) 5.34%, plus (b) 5.85%. Notwithstanding the foregoing, (i) in no event shall the Basic Rate (x) for the Term A Loan be less than 11.19% and (y) for each other Term Loan be less than the Basic Rate on the business day immediately prior to the funding date of such Term Loan, (ii) the Basic Rate for the Term A Loan for the period from the Effective Date through and including December 31, 2023 shall be 11.19% and (iii) the Basic Rate for each Term Loan shall not increase by more than 2.00% above the applicable Basic Rate as of the funding date of each such Term Loan. The Term Loan provides for interest-only payments on a monthly basis until the payment date immediately preceding June 1, 2028. Thereafter, amortization payments will be payable monthly in equal installments of principal plus monthly payments of accrued interest. Upon repayment (whether at maturity, upon acceleration or by prepayment or otherwise), the Borrower shall make a final payment to the Lenders in the amount of 2.50% to 3.50% of the aggregate Term Loans advanced, depending on when a Term Loan is repaid (the “Final Payment”). The Borrower may prepay the Term Loan in full or in part provided that the Borrower (i) provides ten (10) days’ prior written notice to Oxford and the Lenders, (ii) pays on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) a prepayment fee of 2.00% of the Term Loans advanced if paid on or before the second anniversary of the Effective Date; 1.50% of the Term Loans advanced if paid after the second anniversary of the Effective Date of such Term Loans and on or before the third anniversary of the Effective Date; 1.00% of the Term Loans advanced if paid after the third anniversary of the Effective Date, (C) the Final Payment and (D) all other sums, if any, that shall become due and payable under the Loan Agreement, including interest at the default rate with respect to any past due amounts. Amounts outstanding during an event of default are payable upon the Required Lenders’ (as defined in the Loan Agreement) demand and shall accrue interest at an additional rate of 5.00% per annum and (iii) any partial prepayment of the Term Loans shall be in a denomination that is a whole number multiple of $5.0 million.

The Term Loan is secured by a lien on substantially all of the assets of the Borrower and the Company, other than intellectual property, provided that a lien on intellectual property will be granted on the earlier of (i) the funding date of any Term Loan that would cause the aggregate principal amount of outstanding Term Loans drawn pursuant to the Loan Agreement to exceed $50.0 million and (ii) prior to the Borrower or the Company entering into a Permitted Royalty Financing (as defined in the Loan Agreement). The Borrower and the Company have also granted Oxford and the Lenders a negative pledge with respect to their intellectual property.

The Loan Agreement contains customary representations and warranties, covenants and events of default, including two financial covenants: (i) commencing on July 1, 2025, the Borrower is required to maintain certain levels of cash in the United States subject to control agreements in favor of Oxford; provided that such liquidity covenant shall not apply at any given time if the market capitalization of the Company at such time is at least $3.0 billion and (ii) commencing on September 30, 2025, the Borrower and the Company are required to maintain quarterly trailing six-month net product revenue from the sale of ensifentrine; provided that such revenue covenant will be waived at any time (x) the Borrower and the Company’s unrestricted cash balance on the last calendar day of each month during such quarter is equal to or greater than the product of 1.25 multiplied by the aggregate principal amount of outstanding Term Loans on such date, (y)(1) the Borrower and the Company’s unrestricted cash balance on the last calendar day of each month during such quarter is equal to or greater than the product of 0.5 multiplied by the aggregate principal amount of outstanding Term Loans on such date and (2) the average of the daily VWAP of the Company’s American Depositary Shares for each of the five trading days preceding the last trading day of each month during such quarter multiplied by the total number of issued and outstanding American Depositary Shares of the Company is at least $1.5 billion, or (z) the average of the daily VWAP of the Company’s American Depositary Shares for each of the five trading days preceding the last trading day of each month during such quarter multiplied by the total number of issued and outstanding American Depositary Shares of the Company is at least $3.0 billion. The Loan Agreement also contains other customary provisions, such as expense reimbursement, as well as indemnification rights for the benefit of Oxford and the Lenders.

The foregoing description of the Loan Agreement is a summary, and is qualified in its entirety by reference to such document, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

In connection with the entry into the Loan Agreement, on the Effective Date, the Borrowers repaid in full all outstanding indebtedness and terminated all commitments under the Prior Loan Agreement, the material terms of which have been disclosed previously. The aggregate principal amount of the loan outstanding under the Prior Loan Agreement was $20.0 million at the time of repayment. Oxford’s security interest in the Borrower and the Company’s assets under the Prior Loan Agreement were terminated in connection with the discharge of the indebtedness thereunder. The Borrower and the Company did not incur any penalties, but did incur a prepayment fee and a final payment fee, as a result of the foregoing.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the repayment and termination of the Prior Loan Agreement is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required, the information set forth in Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On January 2, 2024, the Company issued a press release announcing the Loan Agreement described above. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information contained under Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1), shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1†	Loan and Security Agreement, dated as of December 27, 2023, by and among Verona Pharma, Inc., Oxford Finance LLC, as collateral agent and as a lender, and the other lenders party thereto

99.1*	Press Release, dated January 2, 2024.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit pursuant to Item 601(b)(10)(iv). Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request by the SEC.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERONA PHARMA PLC

Date: January 2, 2024	By:	/s/ David Zaccardelli, Pharm. D.
	Name:	David Zaccardelli, Pharm. D.
	Title:	President and Chief Executive Officer